FOR IMMEDIATE RELEASE Contact: Glenn Charlesworth Phone: 501-219-2400	Exhibit 99.1

Equity Media Holdings Corporation Receives Deficiency Notice Related to NASDAQ

Independent Director Composition Rules

LITTLE ROCK, Ark., December 9, 2008--  Equity Media Holdings Corporation (Nasdaq: EMDA), announced today that on December 4, 2008, The Company received written notification from Nasdaq that the Company was no longer in compliance with Marketplace Rule 4350(c), which addresses independent director requirements.  In order to meet the requirements of this rule the Company must maintain a board which is comprised of a majority of independent directors. The current board composition reflects four independent and four non-independent directors.

However, consistent with Marketplace Rule 4350(c) (1), Nasdaq will provide the company a cure period in order to regain compliance as follows:
•	Until the earlier of the Company’s next annual shareholders’ meeting or November 6, 2009; or
•	If the next annual shareholders’ meeting is held before May 5, 2009, then the Company must evidence compliance no later than May 5, 2009.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

About Equity Media Holdings Corporation

Equity Media Holdings Corporation (NASDAQ:EMDA) is a broadcaster whose operations include its Broadcast Services Division, Broadcast Station Group and Spectrum Holdings Division. Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system provides centralized content distribution services which Equity Media believes are unique within the media industry.  For more information, please visit www.EMDAholdings.com.

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